EXHIBIT 21

Subsidiaries of Varian Semiconductor Equipment Associates, Inc.

Subsidiaries	Country of Organization

Varian Semiconductor Equipment Associates Asia, Ltd.	USA, DE
Varian Japan Holdings Ltd.	USA, DE
Varian Semiconductor Equipment Associates Pacific, Inc.	USA, DE
Varian Semiconductor Equipment Associates China, Ltd.	USA, DE
Varian Semiconductor Equipment Associates International, Inc.	USA, DE
Varian Semiconductor Equipment Associates S.A.S.	France
Varian Semiconductor Equipment Associates GmbH	Germany
Varian Semiconductor Equipment Associates Italia S.r.l.	Italy
Varian Semiconductor Equipment K.K.	Japan, and USA, DE
Varian Korea, Ltd.	Korea
Varian Semiconductor Equipment Associates Europe B.V.	Netherlands
Varian Semiconductor Equipment Associates UK Limited	United Kingdom
Varian Semiconductor Equipment Associates Austria GesmbH	Austria
VSEA Foreign Sales Corporation	Barbados
Varian Semiconductor Equipment Associates (HK) Limited	Hong Kong
Altin Ltd.	Hong Kong
Varian Semiconductor Equipment Associates (Shanghai), Ltd.	People’s Republic of China